EXHIBIT 23.6
Salomon Brothers Inc
333 South Hope Street
Los Angeles, California  90071
213-253-2200



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                                                          SALOMON BROTHERS
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August 1, 1997

Board of Directors
Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, OR  97202

Members of the Board:

Reference is made to our opinion letter dated May 11, 997 with respect to the fairness to the holders of shares of Common Stock, par value $.01 per share of Fred Meyer, Inc. ("Fred Meyer") (other than Smith's Food and Drug Center, Inc. (the "Company") and any of its affiliates) of the exchange ratio in connection with the proposed merger of Fred Meyer with a wholly owned subsidiary of Meyer-Smith Holdco, Inc., pursuant to the Agreement and Plan of Reorganization, dated as of May 11, 1997, by and between Fred Meyer and the Company.

Salomon Brothers Inc hereby consents to the use of its name in the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 and to the filing of its letter attached as Appendix to the Joint Proxy Statement/Prospectus. In giving such consent Salmon Brothers Inc does not admit that it falls within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 and the Rules and Regulations issued thereunder.

Very truly yours,


WESLEY C. WALRAVEN
Wesley C. Walraven
Director